EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Snyder's-Lance, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-182833, 333-182834, 333-168849, 333-168321, 333-150931, 33-58839, 333-25539, 333-35646, 333-104960, 333-104961, 333-146336 and 333-195715) on Form S-8 of Snyder’s-Lance, Inc. of our report dated February 25, 2014, except for note 3, which is as of March 4, 2015, with respect to the consolidated balance sheet of Snyder’s-Lance, Inc. and subsidiaries as of December 28, 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 28, 2013, and the related financial statement schedule “Valuation and Qualifying Accounts,” which report appears in the January 3, 2015 Annual Report on Form 10-K of Snyder’s-Lance, Inc.

/s/ KPMG LLP

Charlotte, North Carolina
March 4, 2015